UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2014

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36451	51-0665952
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Main Street, Suite 420 Frisco, Texas	75034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 464-0004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2014, we entered into a severance and change in control agreement with Laurie L. Latham, our Senior Vice President and Chief Financial Officer, effective as of the same date. If we terminate Ms. Latham’s employment for any reason other than for good cause (as defined in the agreement) or if Ms. Latham voluntarily terminates her employment with us for good reason (as defined in the agreement), the agreement provides that (a) we will pay Ms. Latham her salary for a period of 12 months following the effective date of such termination and (b) we will pay Ms. Latham, at the same time as cash incentive bonuses are paid to other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion, to be earned by Ms. Latham pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination.

The agreement further provides that, in the event of a change in control of our company (as defined in the agreement), Ms. Latham has the option to terminate her employment with us, unless (i) the provisions of the agreement remain in full force and effect as to Ms. Latham and (ii) she suffers no reduction in her status, authority, or base salary following the change in control, provided that Ms. Latham will be considered to suffer a reduction in her status, authority, or base salary, only if, after the change in control, (A) she is not the Senior Vice President and Chief Financial Officer of the company that succeeds to our business, (B) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq Stock Market, or the NYSE MKT), (C) such company in any material respect reduces Ms. Latham’s status, authority, or base salary, or (D) as a result of the change in control, Ms. Latham is required to relocate her principal place of business more than 50 miles from Frisco, Texas (or surrounding areas). If Ms. Latham terminates her employment with us following a change in control or if we terminate her employment without good cause, in each case during the period commencing three months before and one year following the change in control, (A) we will pay Ms. Latham’s base salary for a period of 12 months following the effective date of such termination, (B) we will pay Ms. Latham an amount equal to the average of her cash bonus paid for each of the two fiscal years immediately preceding her termination, (C) all unvested stock options held by Ms. Latham in her capacity as an employee on the effective date of termination shall vest as of the effective date of the termination, and (D) all unvested restricted stock units (“RSUs”) granted after the date hereof held by Ms. Latham in her capacity as an employee on the effective date of termination shall vest as of the effective date of the termination.

The agreement also contains a provision that prohibits Ms. Latham from competing with our company for a period of 12 months following the termination of her employment with our company for any reason. The agreement further contains a provision that prohibits Ms. Latham from soliciting or hiring any of our employees for a period of 24 months following the termination of her employment with our company for any reason.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the severance and change in control agreement, which is attached hereto as Exhibit 10.20 and is hereby incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibits

10.20	Severance and Change in Control Agreement, dated as of November 7, 2014, by and between Quest Resource Holding Corporation and Laurie L. Latham

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2014	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Laurie L. Latham
Laurie L. Latham
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

10.20	Severance and Change in Control Agreement, dated as of November 7, 2014, by and between Quest Resource Holding Corporation and Laurie L. Latham